Exhibit 99.1

NGL Energy Partners LP Announces that it has Consummated the Transaction with ArcLight Capital Partners

TULSA, Okla. — (BUSINESS WIRE)—February 2, 2016—NGL Energy Partners LP (NYSE:NGL) today announced that on February 1, 2016, it closed the sale of its interest in TransMontaigne GP LLC (“TLPGP”) to Gulf TLP Holdings, LLC, an affiliate of ArcLight Capital Partners (“ArcLight”) for $350 million in cash.  TLPGP is the general partner of TransMontaigne Partners L.P., a Delaware master limited partnership (“TLP”) and holds the 2% general partner interest and incentive distribution rights of TLP.

NGL will use the cash proceeds to repay borrowings outstanding on its revolving credit facility.

The TransMontaigne marketing business is a significant part of NGL’s refined products business and remains with NGL uninterrupted by this transaction.  NGL will retain TransMontaigne Product Services LLC, its customer contracts and its line space on the Colonial and Plantation pipelines.

NGL will retain approximately 3.2 million common units it owns in TLP and has granted an option to ArcLight to purchase 800,000 of those common units at a future date.

Advisors

UBS Investment Bank and BNP Paribas served as NGL’s financial advisors and Winston & Strawn LLP served as NGL’s legal counsel.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with five primary businesses: crude oil logistics, water solutions, liquids, retail propane and refined products and renewables.  For further information visit NGL’s website at www.nglenergypartners.com.

Source: NGL Energy Partners LP

NGL Energy Partners LP

Atanas H. Atanasov, 918-481-1119

Executive Vice President, Chief Financial Officer and Treasurer

atanas.atanasov@nglep.com